CITY NATIONAL BANK
The way up.

REVOLVING NOTE

$500,000.00

Note No. 718337/00004
Westside Commercial Banking Services #673
Los Angeles, California
February 23, 2007

On December 15, 2007 ("Termination Date"), **Surfect Technologies, Inc.**, a Delaware corporation ("Borrower"), promises to pay to the order of **City National Bank**, a national banking association ("CNB"), at its office in this city, in United States Dollars and in immediately available funds, the principal sum of **Five Hundred Thousand and No/100 Dollars ($500,000.00)** ("Revolving Credit Commitment"), or so much thereof as may be advanced and be outstanding, with interest thereon to be computed on each advance from the date of its disbursement at a rate computed on a basis of a 360-day year, actual days elapsed, equal to the "Prime Rate" of CNB, as it exists from time to time, plus one percent (1.00%) per year. "Prime Rate" shall mean the rate most recently announced by CNB at its principal office in Beverly Hills, California, as its "Prime Rate." Any change in the Prime Rate shall become effective on the same business day on which the Prime Rate shall change, without prior notice to Borrower.

As provided herein, the principal of this Note may be borrowed, repaid and reborrowed from time to time prior to the Termination Date, provided at the time of any borrowing no Event of Default (as hereinafter defined) exists, and provided further that the total borrowings outstanding at any one time shall not exceed the lesser of (i) the Revolving Credit Commitment or (ii) the Revolving Credit Commitment, less Letters of Credit issued and outstanding under that certain Agreement for Issuance of Letters of Credit of even date herewith between Borrower and CNB. Each borrowing and repayment hereunder shall be noted in the books and records of CNB. The excess of borrowings over repayments shall evidence the principal balance due hereon from time to time and at any time. Borrowings hereunder shall be presumed to have been made to or for the benefit of Borrower when made as noted in such books and records.

Interest accruing on this Note shall be payable on the 15th day of each month, commencing April 15, 2007.

Borrower shall pay to CNB a late charge of 5% or $10.00, whichever is greater, of any payment not received by CNB on or before the 10th day after the payment is due.

The occurrence of any of the following with respect to any Borrower or guarantor of this Note or any general partner of such Borrower or guarantor, shall constitute an "Event of Default" hereunder:

1. Failure to make any payment of principal or interest when due under this Note;

2. Filing of a petition by or against any of such parties under any provision of the *Bankruptcy Code*;

3. Appointment of a receiver or an assignee for the benefit of creditors;

4. Commencement of dissolution or liquidation proceedings or the disqualification (under any applicable law or regulation) of any of such parties which is a corporation, partnership, joint venture or any other type of entity;

5. Death or incapacity of any of such parties which is an individual;

6. Revocation of any guaranty of this Note, or any guaranty of this Note becomes unenforceable as to any future advances under this Note;

7. Any financial statement provided by any of such parties to CNB is false or materially misleading;

8. Any material default in the payment or performance of any obligation, or any default under any provision of any contract or instrument pursuant to which any of such parties has incurred any obligation for borrowed money, any purchase obligation or any other liability of any kind to any person or entity, including CNB;

9. Any sale or transfer of all or a substantial part of the assets of any of such parties other than in the ordinary course of business; or

10. Any violation, breach or default under this Note, any letter agreement, guaranty, security agreement, deed of trust, subordination agreement or any other contract or instrument executed in connection with this Note or securing this Note.

Upon the occurrence of any Event of Default, CNB, at its option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor all of which are expressly waived by Borrower, and CNB shall have no obligation to make any further advances hereunder. Borrower agrees to pay all costs and expenses, including reasonable attorneys' fees (which counsel may be CNB employees), expended or incurred by CNB (or allocable to CNB's in-house counsel) in connection with the enforcement of this Note or the collection of any sums due hereunder and irrespective of whether suit is filed. Any principal or interest not paid when due hereunder shall thereafter bear additional interest from its due date at a rate of five percent (5.0%) per year higher than the interest rate as determined and computed above, and continuing thereafter until paid.

Should more than one person or entity execute this Note as Borrower, the liability and obligations of each Borrower shall be joint and several.

This Note and all matters relating thereto, shall be governed by the laws of the State of California.

"Borrower"

Surfect Technologies, Inc., a
Delaware corporation

By: ______________________
Steve Anderson
President/C.E.O./Secretary

BANK USE ONLY	

718337-00004-Note-AD